State of Delaware
Secretary of State
Division of Corporations
Delivered 09:33 AM 03/21/2025
FILED 09:33 AM 03/21/2025
SR 20251162903 - File Number 5919707

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION
of the
PREFERENCES, RIGHTS, LIMITATIONS, QUALIFICATIONS AND RESTRICTIONS
of the
SERIES A SUPER VOTING PREFERRED STOCK
of
ALTERNUS CLEAN ENERGY, INC.

PURSUANT TO SECTION 141 OF THE
DELAWARE GENERAL CORPORATION LAW

The undersigned, Taliesin Durant, does hereby certify that:

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 1,000,000 shares, par value $0.0001 per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to 10,000 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

1. Designation and Amount; Designated Holder. Of the One Million (1,000,000) shares of the Company's authorized Preferred Stock, $0.0001 par value per share, Ten Thousand (10,000) shares are designated as "Series A Super Voting Preferred Stock," with the rights and preferences set forth below. Only one person or entity is entitled to be designated as the owner of all of the Series A Super Voting Preferred Stock (the "**Holder**"), in whose name the initial certificates representing the Series A Super Voting Preferred Stock shall be issued. Any transfer of the Series A Super Voting Preferred Stock to a different Holder must be approved in advance by the Corporation; *provided, however*, the Holder shall have the right to transfer the Series A Super Voting Preferred Stock, or any portion thereof, to any affiliate of Holder or nominee of Holder, without the approval of the Corporation.

2. Rank. The Series A Super Voting Preferred Stock shall rank: (i) junior to all of the Common Stock, par value $0.0001 per share, of the Corporation ("**Common Stock**"); (ii) junior to all other classes or series of capital stock of the Corporation currently outstanding (including the Series A preferred Stock)

or that specifically provide that it ranks junior to any Series A Super Voting Preferred Stock (collectively, with the Common Stock, "**Junior Securities**"); and (iii) junior to any other class or series of capital stock of the Corporation which specifically provides that it will rank senior in preference or priority to the Series A Super Voting Preferred Stock ("**Senior Securities**"), in each case as to distribution of any asset or property of the Corporation upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (all such distributions being referred to as "**Distributions**").

3. Voting Rights. The holders of the Series A Super Voting Preferred Stock will have the shareholder voting rights as described in this Section 3 or as required by law. For so long as any shares of the Series A Super Voting Preferred Stock remain issued and outstanding, the holders thereof shall have the right to vote in an amount equal to 10,000 votes per share of Series A Super Voting Preferred Stock. Except as otherwise required by law or the Certificate of Incorporation, in respect of all matters concerning the voting of shares of capital stock of the Corporation, the Common Stock (and any other class or series of capital stock of the Corporation entitled to vote generally with the Common Stock) and the Series A Super Voting Preferred Stock shall vote as a single class and such voting rights shall be identical in all respects.

4. Covenants. The Corporation shall not amend, alter, change or repeal the preferences, privileges, special rights or other powers of the Series A Super Voting Preferred Stock so as to adversely affect the Series A Super Voting Preferred Stock, without the written consent of the Holder.

5. Dividends. The Holder of the Series A Super Voting Preferred Stock will not be entitled to participate with the holders of Common Stock in any dividends.

6. Severability. If any right, preference or limitation of the Series A Super Voting Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

7. Amendment and Waiver. This Certificate of Designation shall not be amended, either directly or indirectly or through merger or consolidation with another entity, in any manner that would alter or change the powers, preferences or special rights of the Series A Super Voting Preferred Stock so as to affect them materially and adversely without the consent of the Holder. Subject to the preceding sentence, any amendment, modification or waiver of any of the terms or provisions of the Series A Super Voting Preferred Stock shall be binding upon the Holder.

8. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction, or mutilation of any certificate evidencing shares of Series A Super Voting Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the Holder is a financial institution or other institutional investor its own agreement shall be satisfactory) or in the case of any such mutilation upon surrender of such certificate, the Corporation, at its expense, shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such Series represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

9. Notices. Any notice required by the provisions of this Certificate of Designation shall be given in accordance with the terms of the Credit Agreement.

10. Remedies Characterized; Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), but not including the Subscription Agreement, whose terms, conditions and remedies shall not be a part of the rights of the Holder as holder of Series A Super Voting Preferred Stock. No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. The Company covenants to the Holder of Series A Super Voting Preferred Stock that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder of the Series A Super Voting Preferred Stock and that the remedy at law in the event of any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder of the Series A Super Voting Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Designation to be executed by Taliesin Durant, Chief Legal Officer of the Corporation, this 20th day of March, 2025.

By: */s/ Taliesin Durant*
Name: Taliesin Durant
Title: Chief Legal Officer